RSC Topco, Inc. and Subsidiaries

Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

With Report of Independent Auditors

RSC Topco, Inc. and Subsidiaries

Consolidated Financial Statements

For The Years Ended December 31, 2024 and 2023

Ernst & Young LLP 200 Clarendon Street Boston, MA 02116	Tel: +1 617 266-2000 ey.com

Report of Independent Auditors

Management and Board of Directors of

RSC Topco, Inc. and Subsidiaries

Opinion

We have audited the consolidated financial statements of RSC Topco, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

A member firm of Ernst & Young Global Limited

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Required Supplementary Information

Accounting principles generally accepted in the United States of America require that the incurred and paid claims development, net of reinsurance, prior to the most recent year disclosed in Note 9 be presented to supplement the financial statements. Such information is the responsibility of management and, although not a part of the financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with GAAS, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the

A member firm of Ernst & Young Global Limited

financial statements, and other knowledge we obtained during our audit of the financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

July 28, 2025

A member firm of Ernst & Young Global Limited

RSC Topco, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Per Share and Share Values)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$335,429	$531,772
Restricted cash	579,635	467,750
Premiums, commissions, and fees receivable, net	862,869	786,042
Deferred reinsurance premiums ceded	420,287	494,513
Reinsurance recoverables	255,143	222,490
Prepaid expenses and other current assets	129,952	138,080
Total current assets	2,583,315	2,640,647
Property and equipment, net	43,637	49,481
Goodwill	3,496,079	3,062,714
Intangible assets, net	1,298,150	1,172,738
Other long-term assets	135,021	134,821
Total assets	$7,556,202	$7,060,401
Liabilities and Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$64,700	$38,800
Current portion of purchase agreement obligations	271,396	135,569
Accounts payable and accrued expenses	205,381	173,236
Premiums payable	976,201	915,812
Loss and loss adjustment expense reserves	270,319	238,314
Unearned premiums	440,336	508,818
Ceded premiums payable	276,047	336,905
Other liabilities	219,867	234,343
Total current liabilities	2,724,247	2,581,797
Long-term liabilities:
Long-term debt, net of debt discount and issuance costs	4,372,365	3,731,288
Purchase agreement obligations	285,461	281,639
Other long-term liabilities	69,036	77,763
Total long-term liabilities	4,726,862	4,090,690
Total liabilities	7,451,109	6,672,487
Mezzanine Equity:
Redeemable preferred stock, $0.01 par value per share, 300,000 issued and outstanding	351,248	306,449
Shareholders' equity:
Common stock, $0.01 par value per share, 2,000,000,000 Voting shares authorized, 819,808,747 issued and outstanding as of December 31, 2024 and 2023; 5,000,000,000 Non-voting shares authorized, 733,278,306 and 701,089,434 shares issued and outstanding as of December 31, 2024 and 2023, respectively.	15,531	15,209
Additional paid-in capital	937,439	884,180
Accumulated deficit	(1,189,091)	(820,588)
Accumulated other comprehensive (loss) income	(10,034)	2,664
Total shareholders' equity	(246,155)	81,465
Total liabilities, mezzanine equity and shareholders' equity	$7,556,202	$7,060,401

The accompanying notes are an integral part of these consolidated financial statements.

RSC Topco, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In Thousands)

	Year Ended December 31,
	2024	2023
Revenues:
Commissions	$1,296,414	$1,109,958
Fees	245,079	206,283
Contingency and profit-share	86,805	59,051
Insurance revenue	13,221	10,675
Total revenues	1,641,519	1,385,967

Expenses:
Commissions, employee compensation, and benefits	891,430	736,159
Professional services	134,159	109,119
Depreciation and amortization	164,163	133,460
Change in fair value of deferred purchase consideration	187,856	125,438
Other expenses	173,800	168,615
Total expenses	1,551,408	1,272,791
Operating income	90,111	113,176

Other income (expense):
Interest income	17,931	9,038
Other income, net	18,762	11,173
Loss on extinguishment of long-term debt	(2,790)	(4,467)
Interest expense	(474,398)	(401,217)
Total other expense	(440,495)	(385,473)

Loss before income taxes	(350,384)	(272,297)
Income tax expense	18,119	25,703
Net loss	(368,503)	(298,000)

Foreign currency translation	(12,698)	3,600
Comprehensive loss	$(381,201)	$(294,400)

The accompanying notes are an integral part of these consolidated financial statements.

RSC Topco, Inc. and Subsidiaries

Consolidated Statements of Shareholders' Equity

(In Thousands, Except Share Values)

	Mezzanine Equity		Shareholders’ Equity
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balances at December 31, 2022	—	$—	1,477,805,278	$14,778	$788,921	$(522,588)	$(936)	$280,175
Issuance of preferred stock	300,000	290,584	—	—	—	—	—	—
Accretion of Preferred Stock to redemption value	—	15,865	—	—	(15,865)	—	—	(15,865)
Issuance of common stock	—	—	64,530,271	645	153,004	—	—	153,649
Repurchase of common stock	—	—	(21,437,368)	(214)	(49,034)	—	—	(49,248)
Stock-based compensation	—	—	—	—	7,154	—	—	7,154
Net loss	—	—	—	—	—	(298,000)	—	(298,000)
Foreign currency translation	—	—	—	—	—	—	3,600	3,600
Balances as of December 31, 2023	300,000	$306,449	1,520,898,181	$15,209	$884,180	$(820,588)	$2,664	$81,465
Accretion of Preferred Stock to redemption value	—	44,799	—	—	(44,799)	—	—	(44,799)
Issuance of common stock	—	—	34,146,122	341	96,956	—	—	97,297
Repurchase of common stock	—	—	(1,957,250)	(19)	(5,424)	—	—	(5,443)
Stock-based compensation	—	—	—	—	6,526	—	—	6,526
Net loss	—	—	—	—	—	(368,503)	—	(368,503)
Foreign currency translation	—	—	—	—	—	—	(12,698)	(12,698)
Balances as of December 31, 2024	300,000	$351,248	1,553,087,053	$15,531	$937,439	$(1,189,091)	$(10,034)	$(246,155)

The accompanying notes are an integral part of these consolidated financial statements.

RSC Topco, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	December 31,
	2024	2023
Operating activities
Net loss	$(368,503)	$(298,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on investments, net	(304)	(1,140)
Goodwill impairment loss	—	26,840
Depreciation and amortization expense	164,163	133,460
Deferred rent	1,923	771
Stock-based compensation expense	6,526	7,154
Change in fair value of purchase agreement obligations	187,856	125,438
Amortization of deferred financing costs and debt discount	14,444	16,989
Allowance for credit losses	5,111	1,100
Deferred income taxes	(17,729)	8,216
Change in fair value of equity purchase agreement obligations	1,169	7,123
Loss on extinguishment of long-term debt	2,790	4,467
Payments of purchase agreement obligations	(171,864)	(57,728)
Effect of change in foreign currency	(1,656)	373
Changes in operating assets and liabilities:
Premiums, commissions, and fees receivable, net	(14,318)	(15,386)
Prepaid expenses and other current assets	14,308	(25,367)
Reinsurance recoverables	(32,653)	(80,755)
Deferred reinsurance premiums ceded	74,226	(15,636)
Other long-term assets	(8,738)	(6,711)
Premiums payable	(51,126)	(2,387)
Accounts payable and accrued expenses	12,211	17,554
Ceded premiums payable	(60,858)	55,667
Loss and loss adjustments expense reserves	32,005	74,979
Unearned premiums	(68,482)	13,909
Other current liabilities	6,441	37,402
Other long-term liabilities	2,979	(38,568)
Net cash used in operating activities	$(270,079)	$(10,236)

The accompanying notes are an integral part of these consolidated financial statements.

RSC Topco, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

Investing activities
Purchases of property and equipment	$(18,388)	$(17,460)
Acquisition of businesses, net of cash acquired	(470,921)	(655,681)
Proceeds from sale of investments	206	10,423
Purchase of investments	(20,660)	(294)
Net cash used in investing activities	(509,763)	(663,012)

Financing activities
Borrowings under long-term debt arrangement	709,750	798,000
Borrowings under revolving line of credit	—	40,000
Repayments of long-term debt	(43,993)	(36,088)
Repayments of revolving line of credit	—	(40,000)
Debt issuance costs	(12,634)	(36,256)
Payments of purchase agreement obligations	(26,198)	(63,523)
Issuance of preferred stock	—	290,584
Issuance of common stock	2,990	2,487
Repurchase of common stock	(24,397)	(30,212)
Fiduciary receivables and liabilities, net	95,613	96,331
Net cash provided by financing activities	701,131	1,021,323

Effect of exchange rate changes on cash	(5,747)	468
Net (decrease) increase in cash and restricted cash	(84,458)	348,543
Cash, cash equivalents, and restricted cash at beginning of year	999,522	650,979
Cash, cash equivalents, and restricted cash at end of year	$915,064	$999,522

Supplemental disclosure of cash flow information
Cash paid for interest	$390,071	$361,924
Cash paid for income taxes	39,838	22,972

Noncash investing and financing activities
Contingent or deferred purchase price in conjunction with acquisitions of businesses, net	$153,547	$90,369
Issuance of common stock for acquisitions of business	92,509	147,227

The accompanying notes are an integral part of these consolidated financial statements.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

1. Description of the Business

RSC Topco, Inc. together with its consolidated subsidiaries, including Accession Risk Management Group, Inc., (the “Company”) provides insurance brokerage, wholesale brokerage, insurance programs, and professional services serving a wide range of medium size domestic and international commercial businesses. The Company’s corporate headquarters are located in Boston, Massachusetts, with additional sales offices located throughout the United States and Canada.

The Company primarily operates as an agent or broker. Within this space, the Company’s business is divided into Risk Strategies (“RSC”) and One80 Intermediaries (“One80”). RSC operates as a retail brokerage, risk management and reinsurance placement business primarily focused on property and casualty and employee benefits for small and middle-market businesses and individuals across a variety of industries. One80 operates as an alternative distribution and underwriting management business, offering specialized insurance solutions to insurers and other insurance agents and brokers.

While our business is primarily brokerage and professional services, we operate various ancillary insurance operations, including reinsurance companies that assume underwriting risk and series captive insurance companies (“SCICs”), primarily for the purpose of facilitating additional underwriting capacity and generating incremental revenues. The premiums and underwriting exposure related to the Company’s SCIC insurance operations are fully ceded to the client-owned captive cells such that SCIC operations have no underwriting risk on a net written basis.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries as of December 31, 2024 and 2023. All significant intercompany balances and transactions have been eliminated in consolidation.

The consolidated financial statements and notes have been prepared in conformity with Rule 3-05 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the Securities Act).

Revenue Recognition

See Note 3. Revenue Recognition for a detailed discussion regarding the Company’s revenue recognition policies.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash on hand, demand deposits, money market funds, and debt securities with an original maturity of 90 days or less at the date of acquisition.

Cash and cash equivalents are maintained at financial institutions and may exceed federally insured limits. Cash equivalents as of December 31, 2024 and 2023, consist of money market funds of approximately $79,500 and $19,153, respectively.

Restricted Cash

The Company’s policy is to restrict cash on the Consolidated Balance Sheets when required under contract or legislation, or when due to carriers under agency agreements. Restricted cash represents unremitted net insurance premiums and insured clients’ claim funds held in a fiduciary capacity until disbursed by the Company. The unremitted net insurance premiums and insured clients’ claim funds held will be disbursed to the appropriate insurance carriers and insured clients, respectively, within a period of less than one year from the Consolidated Balance Sheets date and are included in Prepaid expenses and other current assets on the Consolidated Balance Sheets.

In addition, the restricted cash includes cash drawn on long-term debt to fund acquisitions and purchase agreement obligations. Accordingly, restricted cash has been classified in the Consolidated Balance Sheets as a current asset. In accordance with ASC 230, Statement of Cash Flows, the Company presents changes in total of cash and restricted cash in the statement of cash flows.

Cash Receipts and Cash Payments

In accordance with ASC 230, the Company presents contingent payments on acquisitions that are up to the acquisition date fair value in financing activities on the Consolidated Statements of Cash Flows, those payments in excess of the acquisition date fair value are presented in operating activities.

Premiums, Commissions, and Fees Receivable

In its capacity as an insurance agent and broker, the Company typically collects premiums from insured clients and, after deducting its authorized commissions, remits the net premiums to the appropriate insurance carriers. Accordingly, as reported in the Consolidated Balance Sheets, Premiums, commissions, and fees receivable, net represents premiums and commissions receivable from the insured.

Under certain arrangements, insurance companies collect the premiums directly from the insured and remit the applicable commissions to the Company. Accordingly, these commissions are also included in Premiums, commissions, and fees receivable, net within the Consolidated Balance Sheets. Fees are primarily receivables due from customers after services have been performed and are also included in Premiums, commissions, and fees receivable, net.

In the Company's capacity as an insurer, Premiums, commissions, and fees receivable, net represents premium balances currently due from policyholders and fronting insurance carriers.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

An allowance for credit losses on accounts receivable is established through a charge to Other expenses. See Note 7. Allowance for Credit Losses.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting and measures all assets acquired and liabilities assumed, including contingent consideration and all contractual contingencies, at fair value as of the acquisition date. The Company expenses direct transaction costs as incurred and records a liability for contingent consideration at the measurement date with subsequent re-measurements recorded in the Consolidated Statements of Operations and Comprehensive Loss. Results of operations of the acquired companies are included in the consolidated financial statements from their respective acquisition dates. Acquisitions may have purchase agreement obligations based on financial targets developed by management for the acquired entities.

The amounts recorded as purchase agreement obligations, are primarily based upon the estimated future operating results of the acquired entities over a period of time and are measured at fair value as of the acquisition date based on a probability-weighted approach derived from an assessment with respect to the likelihood of achieving the defined criteria. Subsequent changes in the estimated purchase agreement obligations, including the accretion of discount, are recorded in the Consolidated Statements of Operations and Comprehensive Loss.

Goodwill

In applying the acquisition method of accounting for business combinations, the excess of purchase price of an acquisition over the fair value of the identifiable tangible and intangible assets is assigned to goodwill. We test goodwill for impairment annually or more frequently when events or changes in circumstances indicate the fair value of a reporting unit may be less than its carrying amount. Events or circumstances that could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business or political climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of the Company’s use of the acquired assets or the strategy for the Company’s overall business, significant negative industry or economic trends or significant underperformance relative to projected future results of operations.

The process for evaluating potential impairment of goodwill is highly subjective and requires significant judgment. If the fair value of a reporting unit is less than its carrying amount, an impairment loss is recorded to the extent that fair value of the reporting unit is less than its carrying amount.

The goodwill impairment test performed by the Company for the year ended December 31, 2024, did not result in any impairment charges.

During the year ended December 31, 2023, the Company observed adverse claims development affecting the reporting unit associated with its insurance operations. Therefore, the Company performed a quantitative goodwill impairment test and recorded a goodwill impairment loss of $26,840 in Other expenses in the Consolidated Statements of Operations and Comprehensive Loss. The Company performed a qualitative assessment of its other reporting units as part of its annual goodwill impairment analysis and concluded it was more likely than not that

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

the fair value of these reporting units exceeded their respective carrying amounts. Accordingly, there was no indication of impairment and a quantitative impairment test for these reporting units was not performed. See Note 5. Goodwill for additional information.

Intangible Assets

In applying the acquisition method of accounting for business combinations, intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. If an event has occurred, the Company compares the carrying amount of the asset to the estimated future undiscounted cash flows expected to result from the use of the asset. To the extent that the estimated future undiscounted cash flows are less than the carrying amount of the asset, the asset is permanently written down to its estimated fair market value and an impairment loss is recognized. No impairments were recognized during the years ended December 31, 2024 and 2023.

Amortization of these intangible assets is computed using the straight-line method over the estimated useful lives as follows:

Classification	Amortization Method	Estimated Useful Life
Customer relationships	Straight-line basis	10–15 years
Trade names	Straight-line basis	3–10 years
Developed technology	Straight-line basis	4 years
Favorable leases	Straight-line basis	Lease term
Non-compete agreements	Straight-line basis	1-7 years

Property and Equipment

Property and equipment acquired in the normal course of business are recorded at cost. Property and equipment acquired in connection with business combinations are recorded at fair value based upon management estimates at the time of acquisition. All property and equipment are presented net of accumulated depreciation. Additions and improvements are capitalized, and ordinary repairs and maintenance are expensed as incurred. The cost and accumulated depreciation of property and equipment retired or sold are removed from the consolidated balance sheets and any resulting gains or losses are included in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

The Company capitalizes certain costs to develop, purchase or modify software for the internal use of the Company. These costs are amortized on a straight-line basis over periods ranging from 3 to 5 years. Costs incurred during the preliminary project stage and post implementation stage are expensed as incurred. Costs incurred during the application development stage are capitalized. Costs related to updates and enhancements are only capitalized if they will result in additional functionality.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Classification	Estimated Useful Life
Furniture, fixtures and equipment	5–7 years
Computer software and hardware	3–5 years
Leasehold improvements	Shorter of estimated useful life or lease term

Impairment of Long-Lived Assets

The Company considers whether there has been any impairment in the value of its long-lived assets, primarily property and equipment and finite-lived intangible assets. The Company evaluates whether certain events have occurred that would require the Company to assess the related assets for impairment. If an event has occurred, the Company then compares the carrying amount of the asset to the estimated future undiscounted cash flows expected to result from the use of the asset. To the extent that the estimated future undiscounted cash flows are less than the carrying amount of the asset, the asset is permanently written down to its estimated fair market value and an impairment loss is recognized. No impairments were recognized during the years ended December 31, 2024 and 2023.

Fair Value Measurements

The Company measures the fair value of assets and liabilities on a recurring and nonrecurring basis in accordance with Accounting Standards Codification (“ASC”) 820, Fair Value Measurements, which defines fair value and establishes a framework for measuring fair value. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value as follows:

•
Level 1 – Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;
•
Level 2 – Observable inputs, other than Level 1 inputs, such as quoted prices for similar assets and liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•
Level 3 – Inputs that are unobservable.

The lowest level of significant input determines the placement of the entire fair value measurement in the hierarchy. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Inputs are used in applying the various valuation techniques and broadly refer to the assumptions that market participants use to make valuation decisions, including assumptions about risk. Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics and other market factors. An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Company.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Leases

Under ASC 842, Leases, the Company determines if an arrangement is or contains a lease at inception. Under ASC 842, Leases, a contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. We also consider whether its service arrangements include the right to control the use of an asset.

Operating leases are primarily for office space and are included in Other long-term assets, Other liabilities, and Other long-term liabilities on our Consolidated Balance Sheets. Right of use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right of use assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Many of the Company’s lease agreements contain renewal options; however, the Company does not recognize right of use assets or lease liabilities for renewal periods unless it is determined that the Company is reasonably certain of renewing the lease at inception or when a triggering event occurs. Certain lease agreements contain rent escalation clauses, abatements, capital improvement funding or other lease concessions.

For operating leases with a term of one year or less, the Company has elected to not recognize a lease liability or right of use asset on our Consolidated Balance Sheets. Lease payments are recognized as expense on a straight-line basis over the lease term. Short-term lease expenses are immaterial to our Consolidated Statements of Operations and Comprehensive Loss and Consolidated Statements of Cash Flows.

The Company’s leases may include a non-lease component representing additional services transferred, such as common area maintenance for real estate. The Company has made an accounting policy election to account for each separate lease component and the non-lease components associated with that lease component as a single lease component. Non-lease components that are variable in nature are recorded in variable lease expense in the period incurred.

The Company uses its incremental borrowing rate to determine the present value of lease payments, as the Company’s leases do not have a readily determinable implicit discount rate. The incremental borrowing rate is the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term and amount in a similar economic environment. Judgment is applied in assessing factors such as Company-specific credit risk, lease term, nature and quality of the underlying collateral, currency, and economic environment in determining the incremental borrowing rate to apply to each lease.

Debt Issuance Costs

Costs associated with the Company’s term debt are recorded against the Company’s long-term debt (i.e., contra-debt) and are amortized on a straight-line basis, which approximates the effective interest method. Costs associated with the Company’s revolving credit facilities and delayed draw term loans are capitalized as a deferred charge within Other long-term assets and are amortized on a straight-line basis over the facilities’ terms. Costs associated with delayed draw term loans are reclassified against long-term debt (i.e., contra-debt) as the Company draws upon the delayed draw term loans and are amortized on a straight-line basis which approximates the effective interest method.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Deferred Policy Acquisition Costs

The Company capitalizes deferred policy acquisitions costs (“DACs”), which consist primarily of commissions and premium taxes that are directly related to the successful acquisition by our insurance company subsidiary of new or renewal insurance contracts. DACs are amortized on a pro-rata amortization method and systematic allocation approach over the terms of the policies to which they relate, which is generally one year. DACs are also reduced by ceding commissions paid by reinsurance companies which represent recoveries of acquisition costs. DACs are periodically reviewed for recoverability and adjusted if necessary. DACs were $1,374 and $407 as of December 31, 2024 and 2023, respectively, and are included in Prepaid expenses and other current assets in the Consolidated Balance Sheets.

Premium deficiency testing is performed annually and generally reviewed quarterly. Such testing involves the use of assumptions including the anticipation of investment income to determine if anticipated future policy premiums are adequate to recover all DAC and related claims, benefits, and expenses. To the extent a premium deficiency exists, it is recognized immediately by a charge to the Consolidated Statements of Operations and Comprehensive Loss and a corresponding reduction in DAC. If the premium deficiency is greater than unamortized DAC, a loss (and related liability) is recorded for the excess deficiency.

Losses and Loss Adjustment Expense Reserves

Certain of the Company’s insurance operations retain net insurance risk by underwriting short duration contracts which primarily include property and casualty, and group accident and health policies. The Company’s consolidated SCICs, which do not retain any net insurance risk, primarily provide property and casualty coverage.

The liability for unpaid losses and loss adjustment expenses (“LAE”) reported includes losses calculated based upon loss projections utilizing actuarial studies of historical and industry data. These reserves include specific case reserves and management’s estimate of the amounts for losses incurred but not reported (“IBNR”). IBNR is reviewed regularly using a variety of actuarial techniques. Management believes that its aggregate liability for unpaid losses and LAE at year-end represents its best estimate, based upon the available data, of the amount necessary to cover the ultimate cost of losses, based upon actuarial analyses prepared by consulting actuaries. However, because of the limited population of insured risks, limited historical data, economic conditions, judicial decisions, legislation, and other reasons, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Accordingly, the ultimate liability could vary significantly. As adjustments to these estimates become necessary, such adjustments are reflected in current operations. The approach and methods for developing these estimates and for recording the resulting liability are continually reviewed. Any adjustments to this reserve are recognized in Other expenses in the Consolidated Statements of Operations and Comprehensive Loss. Losses and loss adjustment expenses, less related reinsurance is charged to expense as incurred and included in Other expenses in the Consolidated Statements of Operations and Comprehensive Loss.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

In establishing reserves, management considers facts currently known, historical claims information, industry average loss data, and the present state of laws and coverage litigation. However, the process of establishing loss reserves is a complex and imprecise science that reflects significant judgmental factors.

Reinsurance

The Company assumes reinsurance from other insurance companies. In addition, the Company cedes insurance risk to other insurance companies. The Company’s SCICs are created for clients to insure their risks and reduce future costs of their insurance programs. In these arrangements, the Company acts as a fronting insurer and enters into reinsurance treaties, under which the Company has ceded all of the liabilities to client-owned captive cells. The Company structures its SCIC operations to have no underwriting risk on a net written basis.

The Company remains liable to policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements. To minimize the Company’s exposure to significant losses from reinsurer insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers. Reinsurance recoverable is presented net of an allowance for credit losses.

Reinsurance premiums assumed are recorded on an accrual basis and are included in income on a pro-rata basis over the lives of the policies with the unearned portion being recorded as unearned premiums in the Consolidated Balance Sheets. Reinsurance premiums ceded are similarly pro-rata over the terms of the treaties with the unearned portion being recorded as deferred reinsurance premiums ceded in the Consolidated Balance Sheets. Ceded losses incurred reduce net loss and loss adjustment expenses incurred over the applicable periods of the reinsurance contracts with third-party reinsurers.

As of December 31, 2024 and 2023, the Company’s reinsurers are all captive cells related to the SCIC operations.

Concentration of Credit Risk

During the years presented within the Consolidated Statements of Operations and Comprehensive Loss, no single customer accounted for greater than 10% of the Company’s revenues. As of December 31, 2024 and 2023, no single customer accounted for greater than 10% of the Company’s Premiums, commissions, and fees receivable, net.

Financial instruments which potentially subject the Company to credit risk consist principally of cash, money market accounts on deposit with financial institutions, money market funds, certificates of deposit, fixed-maturity securities, and receivable balances in the course of collection.

Additionally, our insurance carrier subsidiaries have exposure and remain liable in the event of insolvency of their reinsurers. Management and its reinsurance intermediaries regularly assess the credit quality and ratings of its reinsurer counterparties. For the year ended December 31, 2024, two reinsurers represented 91.2% in the aggregate, of our total reinsurance balance due. For the year ended December 31, 2023, two reinsurers represented 89.4% in the aggregate, of our total reinsurance balance due. Further, the Company may hold collateral (in the form of funds withheld, trusts and letters of credit) as security under the reinsurance agreements.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires the use of the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases based on provision of the enacted tax laws. The effects of future changes in tax laws or rates are not anticipated. Temporary differences are differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. Carryforwards primarily include items such as net operating losses, which can be carried forward subject to certain limitations.

The Company follows the provisions of the accounting standard for uncertainty in income taxes which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. The consolidated financial statements reflect expected future tax consequences of such positions presuming the taxing authorities have full knowledge of the position and all relevant facts, but without considering time values. The Company recognizes interest accrued related to unrecognized tax benefits and penalties as part of pre-tax expense.

As of December 31, 2024 and 2023, the Company had $6,600 in unrecognized tax benefits.

Stock-Based Compensation

The Company follows the guidance of ASC 718, Compensation – Stock Compensation. The guidance requires the Company to recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. The Company uses the Black-Scholes option pricing model to determine the weighted average fair value of options granted. As the Company did not have a public market for its stock as of December 31, 2024 and 2023, management determined the volatility for awards granted based on a review of reported data for a peer group of companies.

The expected life of options has been determined using the simplified method. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The Company accounts for forfeitures as they occur.

Advertising and Marketing

Costs related to advertising and promotions are charged to Professional services in the Consolidated Statements of Operations and Comprehensive Loss, as incurred. Advertising and marketing expense was approximately $6,000 and $5,600 for the years ended December 31, 2024 and 2023, respectively.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures, which includes amendments that further enhance tax disclosures, primarily related to the rate reconciliation, and required disclosure of income taxes paid by jurisdiction. This ASU is effective for fiscal years beginning after December 15, 2024. The Company is still assessing the effect of this update on the consolidated financial statements and related disclosures.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

In November 2024, the FASB issued ASU 2024-03: Disaggregation of Income Statement Expenses, which requires disclosures about the nature of expenses presented on the face of the income statement. The guidance is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this guidance on the disclosures in the consolidated financial statements.

The Company has assessed other accounting pronouncements issued or effective through the issuance date of these consolidated financial statements and for the year ended December 31, 2024, and deemed they were not applicable to the Company or are not anticipated to have a material effect on the consolidated financial statements.

3. Revenue Recognition

Brokerage and Professional Services

The Company recognizes revenue related to brokerage and professional services in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of ASC 606 is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Commissions and Fees

The Company receives compensation for brokerage and professional services through commissions and fees. Commission rates and fees vary in amount and can depend upon a number of factors, including the type of insurance coverage provided, the particular insurer, and the capacity in which the broker acts and negotiates with clients. For the majority of the insurance brokerage arrangements, advice and services provided that culminate in the placement of an effective policy are considered a single performance obligation. The timing and method of revenue recognition are dependent upon the type of insurance and brokerage services being provided.

Revenue for property and casualty policy placement is generally recognized on the policy effective date, at which point control over the services provided by the Company has transferred to the client and the client has accepted the services. In many cases, fee compensation may be negotiated in advance, based on the type of risk, coverage required, and service provided by the Company and ultimately, the extent of the risk placed into the insurance market or retained by the client. An allowance for estimated policy cancellations is established through a charge to revenues. The trends and comparisons of revenue from one period to the next can be affected by changes in premium rate levels, fluctuations in client risk retention and increases or decreases in the value of risks that have been insured, as well as new and lost business, and the volume of business from new and existing clients.

Revenue for employee benefits related policy placement is generally recognized over the life of the policy to depict the transfer of control of the services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services using output measures, including units delivered or time elapsed, to provide a faithful depiction of the progress towards completion of the performance obligation. An allowance for estimated policy cancellations is established through a charge to revenues.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Additionally, the Company provides captive management services, actuarial, construction safety and other types of consulting work. Most of this consulting work consists of a single performance obligation, which is either recognized over time as control is transferred continuously to customers, or as of a point in time when control is transferred to the customer. Typically, revenue is recognized over time using an input measure of passage of time or time expended to date. The hours incurred represent services rendered and thereby faithfully depict the transfer of control to the customer.

Contingency and Profit-Share

In addition to commissions and fees from its clients, the Company is also eligible for certain contingent commissions and profit-share from insurers based on the attainment of specified metrics (i.e., volume and loss ratio measures) relating to the Company’s placements.

Revenue for contingent commissions and profit-share from insurers is estimated based on historical evidence of the achievement of the respective contingent metrics and recorded as the underlying policies that contribute to the achievement of the metric are placed. Due to the uncertainty of the amount of contingent consideration that will be received, the estimated revenue is constrained to an amount that is probable to not have a significant reversal of revenue. Contingent consideration is generally received in the first half of the subsequent year.

Insurance

Through its consolidated insurance subsidiaries, the Company is authorized to write various forms of property and casualty insurance. The Company accounts for insurance-related revenues under ASC 944, Financial Services-Insurance. Insurance revenues primarily relate to premiums, which are recognized as revenue over the policy term. The portion of premiums related to the unexpired term of policies in force as of the end of the reporting period and to be earned over the remaining term of these policies, is deferred and reported either as unearned premium for direct and assumed premium or deferred reinsurance premiums ceded for ceded premium.

The following tables present revenues disaggregated by revenue source:

	For the Year Ended December 31, 2024
	RSC	One80	Insurance	Total
Commissions(1)	$921,915	$374,499	$—	$1,296,414
Fees(2)	179,281	56,607	9,191	245,079
Contingency and profit share	60,690	26,115	—	86,805
Insurance revenues	—	—	13,221	13,221
Total revenues	$1,161,886	$457,221	$22,412	$1,641,519

(1)
Includes commissions and fees related to policy placement services, which are affected by fluctuations in premium rate levels and other factors that we do not control. Of these amounts, approximately $976,538 are recognized at a point in time and $319,876 are recognized over time.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

(2)
Includes fees related to services other than securing coverage for our customers, including captive management services, actuarial, construction safety and other types of consulting work.

	For the Year Ended December 31, 2023
	RSC	One80	Insurance	Total
Commissions(1)	$806,853	$303,105	$—	$1,109,958
Fees(2)	123,865	76,563	5,855	206,283
Contingency and profit share	39,667	19,384	—	59,051
Insurance revenues	—	—	10,675	10,675
Total revenues	$970,385	$399,052	$16,530	$1,385,967

(1)
Includes commissions and fees related to policy placement services, which are affected by fluctuations in premium rate levels and other factors that we do not control. Of these amounts, approximately $827,789 are recognized at a point in time and $282,169 are recognized over time.
(2)
Includes fees related to services other than securing coverage for our customers, including captive management services, actuarial, construction safety and other types of consulting work.

Contract Balances

The following schedule provides contract assets and contract liabilities information from contracts with customers accounted for under ASC 606.

	As of December 31,
	2024	2023
Premiums, commissions, and fees receivable, net (1)	$640,234	$557,720
Costs to fulfill	8,981	7,881
Costs to obtain	43,559	36,183
Total contract assets and receivables	$692,774	$601,784

Contract liabilities	$31,243	$40,191
Total contract liabilities	$31,243	$40,191

(1)
The remainder of the balances within Premium, fees, and commissions receivable, net on the accompanying Consolidated Balance Sheet represents premium balances currently due from policyholders and fronting insurance carriers to the Company in its capacity as an insurer.

Under ASC 606, certain costs to obtain or fulfill a contract that were previously expensed as incurred have been capitalized. The Company capitalizes the incremental costs to obtain contracts primarily related to commissions or sales bonus payments. These deferred costs are classified as Other long-term assets on the accompanying Consolidated Balance Sheets and amortized over the expected life of the underlying customer relationships.

The Company also capitalizes certain pre-placement costs that are considered fulfillment costs that meet the following criteria: these costs (1) relate directly to a contract, (2) enhance resources used to satisfy the Company’s performance obligation and (3) are expected to be recovered through revenue generated by the contract. These

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

costs are classified as Prepaid expenses and other current assets on the accompanying Consolidated Balance Sheets and amortized at a point in time when the associated revenue is recognized. Contract assets increased during the year ended December 31, 2024 due to growth in our business and from businesses acquired in the current year.

Deferred revenue (contract liabilities) primarily relates to advance consideration received from customers under the contract before the transfer of a good or service to the customer. Deferred revenue is reflected within Other liabilities in the accompanying Consolidated Balance Sheet.

Remaining Performance Obligations

We have applied the practical expedient not to present unsatisfied performance obligations for contracts with an original expected length of one year or less.

4. Acquisitions

The Company completed 11 and 33 acquisitions during the years ended December 31, 2024 and 2023, respectively. The results of operations of the acquired companies are included in the consolidated financial statements from the acquisition dates through December 31, 2024. The Company acquired 100% of the voting equity interest of all equity deals. The purchase price for each acquisition was determined based on the Company’s expectations of future earnings and cash flows. The purchase price was allocated to tangible assets, liabilities, and identifiable intangible assets acquired, based on their estimated fair values. The excess of purchase price over the aggregate fair values of the net assets acquired has been recorded as goodwill. Goodwill acquired through asset purchases is amortizable for tax purposes, while the goodwill acquired through equity purchases is not.

As detailed below, the acquisition costs associated with certain acquisitions include shareholder equity, usually issued through common stock. The value ascribed to the equity issued, as defined in the purchase agreements, was calculated on the acquisition dates by the Company. Most acquisitions include a potential contingent payment (purchase agreement obligation adjustment) which requires additional consideration to be paid by the Company to the sellers based on future revenues or earnings before interest, tax, depreciation and amortization (“EBITDA”). Management records subsequent changes in these estimated purchase agreement obligation adjustments, including the accretion of the discount, in the Consolidated Statements of Operations and Comprehensive Loss.

The purchase agreement obligation adjustment is calculated based upon the Company’s projections of the acquired company’s revenue and EBITDA growth, as applicable, and subsequently developing a range of potential purchase agreement obligation adjustments, with the resulting liability recorded being based upon a probability-weighted analysis of these potential outcomes as noted in Note 2. Summary of Significant Accounting Policies. Amounts are generally payable from one to three years after the acquisition date depending upon stipulations within the respective acquisition agreements.

Transaction-related costs associated with each acquisition were expensed within Professional services in the Consolidated Statements of Operations and Comprehensive Loss.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Year ended December 31, 2024

Details surrounding each of the Company’s acquisitions are outlined in the table below:

	Hugh Wood, Inc	Silveus Insurance Group, Inc.	Waypoint Underwriting Management, LLC	Other Acquisitions	Total
Acquisition date	3/1/2024	5/1/2024	11/1/2024	Various
Type of acquisition	Equity	Asset	Asset	Asset
Acquisition cost
Cash paid	$81,848	$195,102	$144,562	$69,813	$491,325
Working capital reserve	—	1,400	1,039	1,095	3,534
Common stock	—	38,804	35,000	18,705	92,509
Deferred purchase price	—	—	—	50	50
Transaction costs	1,749	179	5,540	152	7,620
Fair value of purchase agreement obligation	—	20,265	124,590	8,641	153,496
Total acquisition cost	$83,597	$255,750	$310,731	$98,456	$748,534
Purchase price allocation
Assets
Cash	$21,535	$—	$516	$—	$22,051
Accounts receivable	13,874	9,534	22,259	3,261	48,928
Property and equipment	561	896	434	38	1,929
Developed technology	—	33,100	—	—	33,100
Tradename	366	3,500	2,109	535	6,510
Non-compete agreements	481	194	2,400	428	3,503
Customer relationships	25,460	87,000	79,585	32,801	224,846
Goodwill	50,486	122,913	203,091	61,766	438,256
Other assets	524	3,428	337	—	4,289
Total assets acquired	$113,287	$260,565	$310,731	$98,829	$783,412
Liabilities
Accounts payable and accrued expenses	$29,690	$4,815	$—	$372	$34,877
Total liabilities assumed	29,690	4,815	—	372	34,877
Total consideration	$83,597	$255,750	$310,731	$98,457	$748,535
Number of shares of common stock issued	—	13,520,418	12,195,122	6,544,397	32,259,937

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Year ended December 31, 2023

Details surrounding each of the Company’s acquisitions are outlined in the table below:

	Parady Financial Group, Inc	J.W. Bond Consultants, Inc. (JW Surety)	Combined Underwriters of Miami, Inc	Johnson Insurance	Orchestrate HR, Inc.	Bisnett Insurance, Inc.	First Insurance Group of the Midwest, Inc.	GMI Inc.	Euclid Enviant, LLC	Ralph C Wilson	Other Acquisitions	Total
Acquisition date	1/1/2023	3/1/2023	4/1/2023	6/1/2023	6/1/2023	7/1/2023	6/30/2023	6/30/2023	9/1/2023	12/31/2023	Various
Type of acquisition	Equity	Asset	Asset	Asset	Equity	Asset	Asset	Equity	Asset	Equity	Asset

Acquisition cost
Cash paid	$78,104	$37,681	$29,934	$51,369	$50,587	$25,037	$49,726	$47,368	$66,847	$27,734	$184,314	$648,701
Working capital reserve	560	680	324	1,580	1,000	457	908	868	280	467	3,252	10,376
Common stock	21,205	10,000	8,080	—	24,011	7,223	—	16,564	8,000	7,411	44,733	147,227
Deferred purchase price	—	—	2,000	—	3,000	—	—	—	—	—	6,779	11,779
Transaction costs	6,158	389	63	1,730	1,437	114	367	38	417	1,442	2,265	14,420
Promissory Note	—	—	—	9,800	—	—	9,000	—	—	—	—	18,800
Fair value of purchase agreement obligation	20,611	5,231	2,393	1,181	4,480	1,813	1,731	15,868	4,083	1,421	19,778	78,590
Total acquisition cost	$126,638	$53,981	$42,794	$65,660	$84,515	$34,644	$61,732	$80,706	$79,627	$38,475	$261,121	$929,893
Purchase price allocation
Assets
Cash	$156	$478	$—	$—	$3,941	$—	$—	$12,363	$—	$591	$587	$18,116
Accounts receivable	—	17	495	2,216	8,320	1,736	2,256	6,087	71	1,946	6,467	29,611
Property and equipment	1,596	—	—	421	500	109	449	574	—	—	489	4,138
Tradename	609	290	181	101	200	180	370	417	334	210	1,264	4,156
Customer relationships	29,700	14,200	13,500	25,200	34,500	11,200	19,600	19,500	20,500	12,375	86,524	286,799
Non-compete agreements	1,060	49	40	390	80	33	600	66	453	37	442	3,250
Goodwill	93,474	39,425	28,621	37,608	53,705	21,512	38,884	58,533	58,269	26,942	168,376	625,349
Other assets	43	—	—		10,148	—	—	585	—	112	51	10,939
Total assets acquired	$126,638	$54,459	$42,837	$65,936	$111,394	$34,770	$62,159	$98,125	$79,627	$42,213	$264,200	$982,358
Liabilities
Deferred tax liability	$—	$—	$—	$—	$10,021	$—	$—	$—	$—	$3,186	$1,943	$15,150
Accounts payable and accrued expenses	—	478	43	276	16,858	126	427	17,419	—	552	1,136	37,315
Total liabilities assumed	—	478	43	276	26,879	126	427	17,419	—	3,738	3,079	52,465
Total consideration	$126,638	$53,981	$42,794	$65,660	$84,515	$34,644	$61,732	$80,706	$79,627	$38,475	$261,121	$929,893
Number of shares of common stock issued	9,639,000	4,366,812	3,528,559	—	9,840,412	2,960,226	—	6,788,602	3,125,000	2,685,105	18,073,520	61,007,236

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

The purchase price allocation for certain acquisitions purchased during 2024 are based on estimates that are preliminary in nature and subject to adjustments. Any necessary adjustments must be finalized during the measurement period, which for a particular asset, liability, or non-controlling instrument ends once the acquirer determines that either (1) the necessary information has been obtained or (2) the information is not available. However, the measurement period for all items is limited to one year from the acquisition date. Items subject to change are the amounts of intangible assets that are subject to finalization of valuation analyses and amounts for contingencies which are pending the finalization of the Company’s assessment. Accordingly, amounts preliminarily allocated to goodwill and other intangible assets may be adjusted. Such amounts may be material and would primarily represent reclassifications between goodwill and other intangible assets.

Changes in the fair value of purchase agreement obligations during the years presented were as follows:

Fair value of purchase agreement obligations at January 1, 2023	$339,420
Acquisition date fair value of purchase agreement obligations recorded	77,536
Payments of purchase agreement obligations	(125,186)
Changes in fair value of purchase agreement obligations	125,438
Fair value of purchase agreement obligations as of December 31, 2023	417,208
Acquisition date fair value of purchase agreement obligations recorded	153,496
Payments of purchase agreement obligations	(201,703)
Changes in fair value of purchase agreement obligations	187,856
Fair value of purchase agreement obligations as of December 31, 2024	$556,857

The aggregate maturities of the purchase agreement obligations are estimated as follows as of December 31, 2024:

Year ending December 31,
2025	$271,396
2026	126,996
2027	151,327
2028	7,138
Total	$556,857

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

5. Goodwill

The following represents goodwill activity associated with the Company’s acquisitions:

	Year ended December 31,
	2024	2023
Beginning balances	$3,062,714	$2,460,107
Goodwill of acquired businesses	445,158	624,167
Goodwill adjustments during measurement period	(3,952)	4,389
Goodwill impairment	—	(26,840)
Foreign currency translation adjustments during the year	(7,841)	891
Ending balances	$3,496,079	$3,062,714

During the year ended December 31, 2023, the Company observed adverse claims development affecting the reporting unit associated with its insurance operations, necessitating a quantitative goodwill impairment test. Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions to evaluate the impact of operating and macroeconomic changes on the relevant reporting unit. The Company considered historical experience and all available information at the time the quantitative test was performed. Assumptions are subject to a high degree of judgement and uncertainty.

The results of the quantitative impairment assessment indicated the carrying value of the insurance operations reporting unit exceeded its carrying value. As a result, the Company recorded a non-cash goodwill impairment loss of $26,840 in Other expenses in the Consolidated Statements of Operations and Comprehensive Loss in the year ended December 31, 2023, which reduced the goodwill in this reporting unit to zero.

6. Intangible Assets

As of December 31, 2024, intangible assets consist of the following:

	Carrying Value	Accumulated Amortization	Foreign Translation Adjustment	Net Carrying Value	Weighted Average Life in Years
Customer relationships	$1,854,529	$(603,479)	$(3,422)	$1,247,628	13.56
Tradenames	65,538	(53,016)	—	12,522	6.74
Developed technology	33,100	(5,156)	—	27,944	4.00
Favorable leasehold interests	1,487	(1,289)	—	198	8.94
Non-compete agreements	30,036	(20,178)	—	9,858	6.60
Total	$1,984,690	$(683,118)	$(3,422)	$1,298,150

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

As of December 31, 2023, intangible assets consist of the following:

	Carrying Value	Accumulated Amortization	Foreign Translation Adjustment	Net Carrying Value	Weighted Average Life in Years
Customer relationships	$1,625,405	$(476,214)	$692	$1,149,883	13.48
Tradenames	58,946	(44,799)	—	14,147	6.90
Favorable leasehold interests	1,487	(1,191)	—	296	8.94
Non-compete agreements	26,533	(18,121)	—	8,412	6.54
Total	$1,712,371	$(540,325)	$692	$1,172,738

Amortization expense recorded related to amortizable intangible assets for the years ended December 31, 2024 and 2023, was approximately $142,831 and $120,360, respectively.

Estimated future amortization expense for amortizable intangible assets is as follows as of December 31, 2024:

Year ending December 31:
2025	$151,363
2026	130,484
2027	128,340
2028	121,645
2029	115,837
Thereafter	650,481
Total	$1,298,150

7. Allowance for Credit Losses

The allowance for credit losses is based on a number of factors, including the balance, historical write-offs, aging of balances, and other quantitative and qualitative analyses. The Company periodically reviews the adequacy of the allowance and makes adjustments, as necessary. Recoveries of accounts receivable previously written off are recorded if and when received.

As it relates to our investments, we regularly review our individual investment securities for factors that may indicate that a decline in fair value of an investment has resulted from an expected credit loss, including:

•
the financial condition and near-term prospects of the issuer, including any specific events that may affect its operations or earnings;
•
the extent to which the market value of the security is below its cost or amortized cost;
•
general market conditions and industry or sector specific factors;
•
nonpayment by the issuer of its contractually obligated interest and principal payments; and
•
our intent and ability to hold the investment for a period of time sufficient to allow for the recovery of costs.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

The allowance for credit losses for uncollectible reinsurance recoverables is based on an estimate of the balance that will ultimately be unrecoverable due to reinsurer insolvency, a contractual dispute, or any other reason. Refer to Note 9. Reinsurance for further information on the allowance for credit losses for reinsurance recoverables.

An analysis of the allowance for credit losses related to the Company’s accounts receivable for the years ended December 31, 2024 and 2023 is provided below.

	December 31,
	2024	2023
Balance at beginning of year	$14,051	$13,264
Provisions charged to operations	5,111	1,100
Accounts written-off, net of recoveries	—	(313)
Balance at end of year	$19,162	$14,051

The Company did not record an allowance for credit losses related to investments for the years ended December 31, 2024 and 2023.

8. Loss and Loss Adjustments Expense Reserves

The following table summarizes the changes in the Loss and loss adjustments expense reserves, gross of reinsurance, for the year ended December 31, 2024:

Loss and loss adjustments expense reserves, as of December 31, 2023	$238,314
Reinsurance recoverables on losses and LAE as of December 31, 2023	(222,490)
Loss and loss adjustments expense reserves, net of reinsurance recoverables as of December 31, 2023	15,824
Add provisions for loss and loss adjustments expense reserves occurring in:
Current year	14,159
Prior years	918
Net incurred losses and LAE during the current year	15,077
Deduct payments for losses and LAE occurring in:
Current year	3,871
Prior years	11,854
Net claim and LAE payments during the current year	15,725
Loss and loss adjustments expense reserves, net of reinsurance recoverables as of December 31, 2024	15,176
Reinsurance recoverables on losses and LAE as of December 31, 2024	255,143
Loss and loss adjustments expense reserves as of December 31, 2024	$270,319

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

The following table summarizes the changes in the Loss and loss adjustments expense reserves, gross of reinsurance, for the year ended December 31, 2023:

Loss and loss adjustments expense reserves at December 31, 2022	$163,369
Reinsurance recoverables on losses and LAE at December 31, 2022	(141,735)
Loss and loss adjustments expense reserves, net of reinsurance recoverables at December 31, 2022	21,634
Add provisions for loss and loss adjustments expense reserves occurring in:
Current year	8,104
Prior years	1,994
Net incurred losses and LAE during the current year	10,098
Deduct payments for losses and LAE occurring in:
Current year	3,770
Prior years	12,138
Net claim and LAE payments during the current year	15,908
Loss and loss adjustments expense reserves, net of reinsurance recoverables at December 31, 2023	15,824
Reinsurance recoverables on losses and LAE at December 31, 2023	222,490
Loss and loss adjustments expense reserves at December 31, 2023	$238,314

As a result of adverse loss experience across the group accident and health insurance business, changes in estimates of provisions of losses and loss adjustment expenses were made resulting in increases of $918 and $1,994 for the years ended December 31, 2024 and 2023, respectively, which are within the Consolidated Statements of Operations and Comprehensive Loss as Other expenses.

Loss Development Tables

The tables were designed to present business with similar risk characteristics which exhibit like development patterns and generally similar trends, in order to provide insight into the nature, amount, timing and uncertainty of cash flows related to our claims liabilities.

•
The incurred loss triangle includes both reported case reserves and IBNR liabilities.
•
Both the incurred and paid loss triangles include allocated loss adjustment expense (i.e., defense and investigative costs particular to individual claims) but exclude unallocated loss adjustment expense (i.e., the costs associated with internal claims staff and third-party administrators).
•
All data presented in the triangles is net of reinsurance recoverables.
•
The IBNR reserves shown to the right of each incurred loss development exhibit reflect the net IBNR recorded as of December 31, 2024.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

•
The tables are presented retrospectively with respect to acquisitions where these are material and doing so is practicable.
•
Considers a reported claim to be one claim for each claimant or feature for each loss occurrence.
•
The information about incurred and paid loss development for all periods preceding year ended December 31, 2024, and the related historical claims payout percentage disclosure is unaudited and is presented as required supplementary information.

Historical dollar amounts are presented in this footnote on a constant-dollar basis, which is achieved by assuming constant foreign exchange rates for all periods in the loss triangles, translating prior period amounts using the same local currency exchange rates as the current year end. The impact of this conversion is to show the change between periods exclusively of the effect of fluctuations in exchange rates, which would otherwise distort the change in loss incurred and cash flow patterns shown. The change in incurred loss shown will differ from other U.S. GAAP disclosures of incurred prior period reserve development amounts, which include the effect of fluctuations in exchanges rates.

The Company provided guidance above on key assumptions that should be considered when reviewing this disclosure and information relating to how loss reserve estimates are developed. The Company believes the information provided in the “Loss Development Tables” section of the disclosure is of limited use for independent analysis or application of standard actuarial estimations.

The claim counts in the following tables are cumulative reported claim counts as of December 31, 2024, and are equal to the sum of cumulative open and cumulative closed claims, including claims closed without payment. The following supplementary information presents incurred and paid losses by accident year, net of reinsurance ($ in thousands, except for number of claims):

	Incurred losses and allocated loss adjustment expenses, net of reinsurance, for the years ended December 31,										As of December 31, 2024
Accident year(1)	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	IBNR Reserves	Cumulative Number of Reported Claims
2015	$186	$346	$302	$124	$124	$124	$124	$124	$161	$161	$—	473
2016	—	342	433	489	462	315	361	352	346	346	—	373
2017	—	—	182	438	332	206	257	221	221	221	—	353
2018	—	—	—	292	675	969	1,039	1,177	1,225	1,197	115	2,911
2019	—	—	—	—	1,463	1,515	1,729	2,367	2,400	2,215	406	12,917
2020	—	—	—	—	—	2,753	3,686	5,033	5,317	5,208	658	14,094
2021	—	—	—	—	—	—	4,871	6,335	6,754	6,916	726	18,904
2022	—	—	—	—	—	—	—	7,111	8,289	8,829	745	22,279
2023	—	—	—	—	—	—	—	—	8,104	8,641	1,187	23,124
2024	—	—	—	—	—	—	—	—	—	14,159	7,873	15,680
Total										$47,893	$11,710	111,108

(1)
2015 through 2023 figures are unaudited.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

	Cumulative paid losses and allocated adjustment expenses, net of reinsurance, for the year ended December 31,
Accident year(1)	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
2015	$—	$86	$101	$123	$124	$124	$124	$124	$161	$161
2016	—	5	110	254	284	308	336	345	346	346
2017	—	—	8	94	166	190	209	221	221	221
2018	—	—	—	24	174	444	819	1,008	1,042	1,068
2019	—	—	—	—	821	1,345	1,616	2,043	2,147	2,184
2020	—	—	—	—	—	1,954	3,063	4,229	4,543	4,597
2021	—	—	—	—	—	—	3,248	5,658	6,350	6,535
2022	—	—	—	—	—	—	—	3,526	7,684	8,516
2023	—	—	—	—	—	—	—	—	3,770	7,813
2024	—	—	—	—	—	—	—	—	—	3,871
Total										$35,312

(1)
2015 through 2023 figures are unaudited.

Reconciliation of the Disclosure of Net Incurred and Paid Claims Development to the Loss and Loss Adjustments Expense Reserves

	Year ended December 31,
	2024	2023
Claims and benefits payable, net of reinsurance (1)	$12,582	$6,553
Reinsurance recoverable on unpaid claims	255,143	222,490
Other (2)	2,594	9,271
Total loss and loss adjustment expense reserves	$270,319	$238,314

(1)
Included within Claims and benefits payable, net of reinsurance for the year ended December 31,2024, are IBNR reserves of $11,710 as of December 31, 2024.
(2)
Other comprises of differences resulting from 1) timing of settlement of unpaid loss and loss adjustment expenses and reinsurance recoverable on captives that are 100% ceded and 2) a portion of unpaid loss and loss adjustment expenses not in the loss development tables.

Average annual percentage payout of accident year incurred claims by age, net of reinsurance (unaudited supplementary information) as of December 31, 2024:

Average Annual Payout of Incurred Claims by Age, Net of Reinsurance
Year 1 Unaudited	Year 2 Unaudited	Year 3 Unaudited	Year 4 Unaudited	Year 5 Unaudited	Year 6 Unaudited	Year 7 Unaudited	Year 8 Unaudited	Year 9 Unaudited	Year 10 Unaudited
60.3%	30.4%	4.6%	4.4%	0.1%	0.1%	0.1%	—%	—%	—%

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

9. Reinsurance

The effects of reinsurance on premiums written, assumed, and earned were as follows:

	Year ended December 31,
	2024		2023
	Written	Earned	Written	Earned
Direct premiums	$471,366	$523,415	$555,317	$590,753
Assumed premiums	98,816	115,044	8,899	12,651
Ceded premiums	(551,530)	(625,238)	(557,293)	(592,729)
Net premiums	$18,652	$13,221	$6,923	$10,675

The effects of reinsurance on incurred losses and LAE, which are presented within Other expenses, were as follows:

	Year ended December 31,
	2024	2023
Direct losses and LAE	$114,899	$117,462
Assumed losses and LAE	30,187	22,008
Ceded losses and LAE	(130,009)	(129,372)
Net losses and LAE	$15,077	$10,098

Reinsurance recoverables

The following table provides details of the reinsurance recoverables balances:

	As of December 31,
	2024	2023
Reinsurance recoverable on unpaid losses and expenses	$254,858	$222,490
Reinsurance recoverable on paid losses and loss expenses	285	—
Reinsurance recoverables	$255,143	$222,490

As of December 31, 2024 and 2023, the Company’s reinsurers are all captive cells related to the SCIC operations. To mitigate exposure to credit risk for these reinsurers, the Company evaluates the financial condition of the reinsurer and may hold substantial collateral (in the form of funds withheld, trusts and letters of credit) as security.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

10. Property and Equipment, net

Property and equipment consist of the following:

	As of December 31,
	2024	2023
Furniture and fixtures	$8,626	$7,458
Office equipment	4,053	3,315
Computer equipment and software	72,951	61,484
Leasehold improvements	12,444	10,409
Total	98,074	82,666
Less: Accumulated depreciation and amortization	(54,437)	(33,185)
Property and equipment, net	$43,637	$49,481

Depreciation and amortization expense relating to property and equipment for the years ended December 31, 2024 and 2023, was approximately $21,332 and $13,100, respectively.

Included in computer equipment and software are capitalized costs to develop various internal use software of approximately $13,800 and $11,942 as of December 31, 2024 and 2023, respectively.

The Company will begin depreciating these assets upon completion of the application development phase which is estimated to be in 2025 and 2026.

11. Leases

The Company leases office space and equipment. These leases provide the right to use the underlying asset and require lease payments for the lease term, however, the Company has elected to recognize only a ROU asset and corresponding lease liability for office space in accordance with ASC 842. All of the Company’s leases are classified as operating leases.

The components of lease expense were as follows:

	Year Ended December 31,
	2024	2023
Operating lease cost:
Fixed rent expenses	$21,150	$21,434
Short-term lease cost	836	326
Total net lease cost	$21,986	$21,760

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Supplemental cash flow information related to the Company’s leases was as follows:

	Year Ended December 31,
	2024	2023
Operating cash flow from operating leases	$(20,733)	$(21,375)
Right of use assets obtained in exchange for operating lease liabilities	18,663	23,860

The following table presents the lease balances on the Company’s Consolidated Balance Sheets wherein right of use assets from operating leases are included in Other long-term assets, operating lease liabilities - current are included in Other liabilities, and operating lease liabilities - non-current are included in Other long-term liabilities, as well as the weighted average remaining lease term and weighted average discount rates related to the Company’s leases:

	As of December 31,
	2024	2023
Operating leases
Assets:
Right of use assets from operating leases	$71,830	$76,989

Liabilities:
Operating lease liabilities – current	$17,619	$18,845
Operating lease liabilities – non-current	57,205	59,092
Total operating lease liabilities	$74,824	$77,937

Weighted average remaining lease term	5.80	7.26
Weighted average discount rate	7.38	7.14

As of December 31, 2024, the future minimum lease payments for the Company’s lease liabilities for each of the years ending December 31, were as follows:

Operating Leases
2025	$19,821
2026	21,148
2027	15,297
2028	11,487
2029	7,114
Thereafter	18,127
Total lease payments	92,994
Less: future interest expense	(18,170)
Total lease liabilities	$74,824

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

12. Fair Value Measurements

The following tables summarize the fair value measurements of assets and liabilities that are measured at fair value on a recurring basis.

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Fixed maturity securities:
Corporate obligations	$—	$10,519	$—	$10,519
U.S. government obligations	8,781	—	—	8,781
Municipal obligations	—	861	—	861
Equities and other investments:				—
Common stocks	1,999	—	—	1,999
Exchange traded funds	860	—	—	860
Other investments (1)	74	—	—	74
Total	$11,714	$11,380	$—	$23,094
Liabilities
Purchase agreement obligations	$—	$—	$556,857	$556,857
Total	$—	$—	$556,857	$556,857

(1)
Other investments include mutual funds and Real Estate Investment Trusts.

	As of December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Fixed maturity securities:
U.S. government obligations	$2,503	$—	$—	$2,503
Equities:
Common stocks	236	—	—	236
Exchange traded funds	327	—	—	327
Total	$3,066	$—	$—	$3,066
Liabilities
Purchase agreement obligations	$—	$—	$417,208	$417,208
Total	$—	$—	$417,208	$417,208

All investments depicted in the tables above are included in Prepaid expenses and other current assets and purchase agreement obligations are included in Current portion of purchase agreement obligations or Purchase agreement obligations on the accompanying Consolidated Balance Sheets. Unrealized gains and losses on fixed maturity and equity securities held as of December 31, 2024 and 2023 were immaterial. Unrealized gains and losses recognized on equity securities held during the years ended December 31, 2024 and 2023 were also immaterial.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

The Company determines the fair value of purchase agreement obligations based on a probability-weighted approach derived from an assessment with respect to the likelihood of achieving the defined criteria. The measurement is based upon significant inputs not observable in the market. Changes in the fair value of the Company’s purchase agreement obligations are recorded as income or expense within Change in fair value of deferred purchase consideration in the Consolidated Statements of Operations and Comprehensive Loss in the period of such changes.

Changes in the fair value of purchase agreement obligations attributed to acquisitions are disclosed in Note 4. Acquisitions.

Pledged certificates of deposit and pledged U.S. Treasury notes are included in Prepaid expenses and other current assets on the accompanying Consolidated Balance Sheets. Investment income and realized gains and losses, net of investment expenses are included in Other income, net on the accompanying Consolidated Statements of Operations and Comprehensive Loss.

The carrying values of Cash and cash equivalents, Restricted cash, Premiums, commissions, and fees receivable, net and Accounts payable and accrued expenses approximate their fair values due to the short-term nature of these instruments.

13. Long Term Debt

Unitrust

On October 31, 2019, an indirect wholly-owned subsidiary of the Company entered into a credit agreement (the “Unitrust”) with a financial institution for an initial term loan and delayed draw facilities, and subsequently amended the Unitrust to provide for incremental term loans, delayed draw facilities, and a revolving line of credit.

The seventh amendment to the Unitrust was executed on November 30, 2023, extending the maturity date from November 1, 2026, to November 1, 2029. During the year ended December 31, 2023, the Company recognized a loss on extinguishment of long-term debt of $4,467 which is attributable to expense of fees previously capitalized and associated with lenders who did not participate in the extension and assigned their holdings to existing lenders.

The eighth amendment to the Unitrust was executed on August 15, 2024, which allowed for a new delayed draw term commitment in the amount of $900,000 (“2024 Delayed Draw Facility”), increased the revolving line of credit by $100,000 and reduced the applicable margin on the interest rate by 0.75%. During the year ended December 31, 2024, the Company recognized a loss on extinguishment of long-term debt of $2,790 which is attributable to expensing of fees previously capitalized and associated with lenders who did not participate in the modification.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

As of December 31, 2024, the components of the Company’s long-term debt under the Unitrust were as follows:

Unitrust Facility	Outstanding	Available
Term Loan	$1,512,326	$—
Tranche B Term Loan (2020)	385,530	—
Term Loan Tranche C (2021)	805,681	—
2022 Delayed Draw Tranche 2 Term Loan	932,180	—
2023 Delayed Draw Tranche 2 Term Loan	694,047	—
2024 Delayed Draw Term Loan	135,909	763,750
Revolving line of credit	—	148,600
Total	$4,465,673	$912,350
Less: Unamortized debt discount and issuance costs	(47,408)
Less: Current portion(1)	(45,900)
Long term debt, net of debt discount and issuance costs	$4,372,365

(1)
The remainder of the Company’s Short-term debt, net of the current portion on the accompanying Consolidated Balance Sheet of $18,800 is related to the Subordinated Promissory Notes discussed below.

As of December 31, 2023, the components of the Company’s long-term debt under Unitrust were as follows:

Unitrust Facility	Outstanding	Available
Term Loan	$1,528,226	$—
Tranche B Term Loan (2020)	389,531	—
Term Loan Tranche C (2021)	813,980	—
2022 Delayed Draw Tranche 2 Term Loan	941,679	—
2023 Delayed Draw Tranche 2 Term Loan	126,500	573,500
Revolving line of credit	—	50,000
Total	$3,799,916	$623,500
Less: Unamortized debt discount and issuance costs	(48,628)
Less: Current portion	(38,800)
Long term debt, net of debt discount and issuance costs	$3,712,488

The Unitrust also provides for a letter of credit commitment of $10,000. In connection with the Company’s long-term debt and revolving line of credit arrangements, the Company has incurred and capitalized total costs of approximately $113,500 as of December 31, 2024. As of December 31, 2024, approximately $7,500 of costs associated with the revolving line of credit and delayed draw term commitments are included in Other long-term assets on the Consolidated Balance Sheets.

Principal payments of $11,475 are due in quarterly installments. The outstanding principal balance is due in a balloon payment upon maturity on November 1, 2029. Interest is due and payable on a quarterly basis. All borrowings under the Unitrust bear interest at a variable interest rate equal to the Secured Overnight Financing Rate subject to a floor of 0.75%, plus a margin of 4.75%. The weighted average interest rate on outstanding borrowings under the Unitrust was 9.25% during the year ended December 31, 2024.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

The Company’s long-term debt is subject to certain financial covenants, the most restrictive of which is the ratio of consolidated indebtedness to consolidated EBITDA (the “Consolidated Total Leverage Ratio”). The provisions of the Unitrust also include certain covenants and restrictions on indebtedness, financial guarantees, business combinations, dividends and distributions, and other related items as defined by the agreements.

Substantially, all of the Company’s tangible and intangible assets are pledged as collateral under the Unitrust, which also contains an excess cash flow clause that could require principal prepayment based on a cash flow calculation as defined by the agreement. The Unitrust also contains a subjective acceleration clause, whereby if the Company’s business, assets, or financial condition materially changes, at the lender’s discretion, the outstanding borrowings could become current.

For the years ended December 31, 2024 and 2023, the Company was in compliance with all debt covenants.

Subordinated Promissory Notes

One June 1, 2023, an indirect wholly owned subsidiary of the Company entered into a $9,800 subordinated promissory note in connection with the acquisition of the assets of Johnson Financial Group, Inc. The note accrues interest at 10% per annum and matures at the earlier of June 1, 2025, or a change in control of the Company.

On June 30, 2023, an indirect wholly owned subsidiary of the Company entered into a $9,000 subordinated promissory note in connection with the acquisition of the assets of First Insurance Group of the Midwest, Inc. The note accrues interest at 10% per annum and matures at the earlier of June 30, 2025, or a change in control of the Company.

Annual aggregate future principal payments of all long-term debt as of December 31, 2024, are as follows:

Year ending December 31:	Amount
2025	$64,700
2026	45,900
2027	45,900
2028	45,900
2029	4,282,073
Total	$4,484,473

14. Mezzanine Equity

On August 14, 2023, the Company issued 300,000 shares of Senior Preferred Stock (“Preferred Stock”) with an aggregate liquidation preference of $300,000 to investors in exchange for cash consideration of $291,000. Shares of Preferred Stock are nonconvertible. Each holder of Preferred Stock is entitled to approximately 304 votes and ranks senior to the Company’s common stock described in Note 15. Equity.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Dividends on the Preferred Stock are cumulative and accrued on a daily basis at an annual dividend rate on the liquidation preference (equal the sum of the initial liquidation preference and all accrued, accumulated, and unpaid dividends). The initial annual dividend rate will be 13.25% per annum for the first six years. For the next two years the annual dividend rate will be 13.75% and then increase to 14.25% per annum for each year thereafter.

Shares of the Preferred Stock are redeemable at the Company’s option at any time, in whole or in part, in cash at the defined redemption price. Preferred Shares are also contingently redeemable upon specific material events (“Trigger Events”) which include, a change of control, the consummation of a primary initial public offering (“IPO”) or other events. The redemption price will be equal to the liquidation preference plus accrued but unpaid dividends, and an early premium amount which may be up to 3% of the amount otherwise payable depending on the time at which a redemption is triggered or exercised.

Commencing on the 10th anniversary of the Issuance Date, majority holders of the Series A Preferred Stock shall have a right to require the Company to consummate a transaction that would result in a change of control of the Company. If the Company breaches such a covenant or fails to consummate such a transaction sale within 12 months after such demand is issued, the majority of holders may elect an additional member to the board of directors.

Shares of the Preferred Stock issued and outstanding are accounted for as redeemable shares in the mezzanine section on the Company’s Consolidated Balance Sheets as the shares are redeemable outside of the Company’s control. As of December 31, 2024 and 2023, shares of the Series A Preferred Stock were considered probable of becoming redeemable. The Company has elected to adjust the carrying value of the redeemable Series A Preferred Stock to their earliest redemption value through the accretion method. In the absence of retained earnings, adjustments to the redemption value were recorded against additional paid-in capital.

For the As of December 31, 2024 and 2023 the accrued and unpaid dividends and other accretion to the expected redemption amount of the Preferred Stock amounted to approximately $60,248 and $15,449, respectively. The Company has not declared a distribution of dividends on the Preferred Stock to date.

15. Equity

The Company is authorized to issue 7,000,000,000 shares of common stock with a par value of $0.01 per share consisting of 2,000,000,000 shares designated as voting common stock (“Voting Common Stock”) and 5,000,000,000 shares designated as non-voting common stock (“Non-voting Common Stock”). Each holder of Voting Common Stock is entitled to one vote. Holders of Non-voting Common Stock are not entitled to a vote, however the approval of a majority of the holders of Non-voting Common Stock are required for certain actions.

In 2020, a wholly owned subsidiary of the Company issued “Exchangeable Shares” with an aggregate fair value of $18,538 as part of the consideration paid for an acquisition. Each Exchangeable Share can be exchanged on a one-for-one basis with the Company’s Non-voting Common Stock under certain conditions. These Exchangeable Shares do not have participation rights in the wholly owned subsidiary from which they are issued; rather, they are economically equivalent to the Company’s Non-Voting Common Stock. There were no exchanges as of December 31, 2024 or 2023.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

During 2023, the Company entered into various agreements with former employees to repurchase approximately 20,459,000 shares of common stock, with a fair value at signing of $46,851. No new agreements were entered into during 2024. The shares are to be repurchased on a defined timeline throughout 2025. As of December 31, 2024 and 2023, the Company is obligated to repurchase 6,761,124 and 13,474,500 shares of common stock, with a fair value of $19,404 and $37,190, respectively. Payments are presented within the Consolidated Statements of Cash Flows as Repurchase of common stock in the year the cash is paid.

16. Stock-Based Compensation

The Company has several different equity-settled stock-based compensation plans that provide grants for stock options, restricted stock units (“RSU”), and restricted stock awards (“RSA”) to employees of the Company’s wholly owned subsidiaries. The Company follows the guidance of ASC 718, Compensation – Stock Compensation which requires the Company to recognize the associated expense of stock-based compensation over the requisite service period for awards expected to ultimately vest, in the Consolidated Statements of Operations and Comprehensive Loss, included within Commissions, employee compensation, and benefits. These awards are classified as equity and are included as a component of equity on the Company’s Consolidated Balance Sheets.

The Company determines the grant date fair value of its stock compensation using an appropriate valuation model, such as the Black-Scholes option pricing model. Forfeitures are accounted for as they occur.

Stock Options

In February 2020, the Company adopted the 2020 RSC Topco, Inc. Stock Incentive Plan (the “2020 Stock Incentive Plan”) which reserved 200,740,297 shares of common stock for grant thereunder.

The Company grants time-based options that vest at various dates based upon the individual grant agreement and performance-based options. The time-based options expire on the tenth anniversary of the grant date. The performance-based options either vest immediately upon grant or have a graded vesting of five years and are each exercisable upon the occurrence of a liquidity event above a defined minimum realization threshold. There is no stock-based compensation expense being recognized for the 109,444,330 performance-based options, as the performance conditions have not been satisfied.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

A summary of option activity under the 2020 Stock Incentive Plan is as follows:

	Options	Weighted- Average Exercise Price	Weighted- Average Contractual Term
Outstanding at January 1, 2023	174,441,744	$1.51	8.13 years
Granted	5,150,000	2.24
Canceled	(8,153,080)	1.62
Exercised	(1,027,316)	1.23
Outstanding as of December 31, 2023	170,411,348	$1.54	7.16 years
Canceled	(8,705,876)	1.80
Exercised	(520,538)	1.37
Outstanding as of December 31, 2024	161,184,934	$1.54	6.14 years

	Options	Weighted- Average Exercise Price	Weighted- Average Contractual Term
Options exercisable as of December 31, 2023 (included in above amounts)	39,755,608	$1.20	6.88 years
Options exercisable as of December 31, 2024 (included in above amounts)	44,954,797	$1.32	5.86 years

The Company used the Black-Scholes option pricing model to determine the grant date fair value of options granted, which uses the assumptions set forth in the table below:

January 1, 2023 to December 31, 2023
Fair value of common stock	$2.20–$2.29
Risk-free interest rate	3.5%–4.12%
Expected dividend yield	None
Expected option term	6 years
Volatility	26%

No options were issued during the year ended December 31, 2024. Based on the factors above, the Company has determined the weighted average fair value of its options granted to be $0.08 and $0.11 in 2024 and 2023, respectively. Stock-based compensation recorded for the years ended December 31, 2024 and 2023, was approximately $4,300 and $5,860, respectively. Unrecognized stock-based compensation associated with nonvested time vesting stock options was approximately $5,200 and $10,314 as of December 31, 2024 and 2023, respectively. As of December 31, 2024, there was approximately $44,900 of unrecognized stock-based compensation related to performance vesting options as applicable conditions have not been met.

The total intrinsic value of the options exercised during the year ending December 31, 2024 and 2023, were $794 and $1,572, respectively.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Restricted Stock Units

In May 2023, the Company adopted the RSC Topco, Inc. 2023 Long-Term Incentive Plan (the “2023 Stock Incentive Plan”) which reserved 18,960,979 shares of common stock for grant thereunder. The shares available for grant may be adjusted upon the occurrence of certain events, such as a change in control. All grants issued prior to May 2023 continue to exist under the terms of the 2020 Stock Incentive Plan. All grants issued after May 2023 are awarded under the 2023 Stock Incentive Plan in the form of Restricted Stock Units. Restricted Stock Units are awards denominated in common stock that will be settled in a specified number of shares of common stock and/or cash. As of December 31, 2024, the number of shares of common stock reserved for grant is 24,106,899.

The Company grants time-based units and performance-based units. Time-based units vest over four years on a graded schedule and are exercisable upon termination of employment or a change in control. Performance-based units vest and are exercisable upon a change in control, subject to other conditions.

The Company records stock-based compensation expense related to the time-based units over the vesting period using the estimated fair value of the common stock. Stock-based compensation recorded for the years ended December 31, 2024 and 2023, was approximately $400 and $229, respectively. There is no stock-based compensation expense being recognized for the 1,206,666 performance-based units, as the performance conditions have not been satisfied.

A summary of unit activity under the 2023 Stock Incentive Plan is as follows:

Units
Granted	1,846,000
Canceled	(10,000)
Exercised	—
Outstanding as of December 31, 2023	1,836,000
Granted	60,000
Canceled	(83,417)
Exercised	(2,583)
Outstanding as of December 31, 2024	1,810,000

There were no exercisable units as of December 31, 2024 under the 2023 Stock Incentive Plan.

The weighted-average grant date fair values of the 2023 Stock Incentive Plan granted during the years ended December 31, 2024 and 2023, were 2.87 and 2.46, respectively.

The total fair value of the outstanding RSUs as of December 31, 2024 was $5,195.

Unrecognized stock-based compensation associated with nonvested time-vesting stock units was approximately $900 and $1,275 as of December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, there was approximately $2,300 and $3,009 of unrecognized stock-based compensation related to performance vesting units as applicable conditions have not been met.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

Restricted Stock Awards

During 2024, the Company adopted the RSC Topco, Inc. Restricted Stock Plan (“the Restricted Stock Plan”). Under this plan, the Company grants shares of common stock at a par value of $0.01 which are subject to restrictions requiring that they be forfeited, redelivered, or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

The Company grants time-based awards and performance-based awards. Time-based awards vest at the earlier of two years or a change in control. Performance-based awards vest upon a change in control.

The Company records stock-based compensation expense related to the time-based awards over the vesting period using the estimated grant date fair value of the common stock. Stock-based compensation recorded for the years ended December 31, 2024 and 2023, were approximately $1,800 and $1,065, respectively. There is no stock-based compensation expense being recognized for the 2,697,188 performance-based awards, as the performance conditions have not been satisfied.

A summary of award activity under the Restricted Stock Plan is as follows:

Awards
Granted	3,403,753
Canceled	(20,492)
Outstanding as of December 31, 2023	3,383,261
Granted	913,119
Canceled	(201,641)
Outstanding as of December 31, 2024	4,094,739

The weighted-average grant date fair values of the Restricted Stock Plan granted during the year ended December 31, 2024 and 2023, were $2.82 and $2.59, respectively. The total fair value of the outstanding RSAs as of December 31, 2024 and 2023 was $11,752 and $9,338, respectively.

Unrecognized stock-based compensation associated with nonvested time-vesting stock units was approximately $800 and $2,845 as of December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, there was approximately $7,500 and $4,878, respectively, of unrecognized stock-based compensation related to performance vesting units as applicable conditions have not been met.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

17. Income Taxes

The income tax expense consists of the following components:

	Year Ended December 31,
	2024	2023
Current:
Federal	$27,574	$4,422
State	4,600	9,328
Foreign	3,622	3,724
Total current income tax expense	35,796	17,474

Deferred:
Federal	(14,624)	7,869
State	(3,191)	1,065
Foreign	138	(705)
Total deferred income tax benefit	(17,677)	8,229
Income tax expense	$18,119	$25,703

The Company’s net deferred tax assets and liabilities consist of the following:

	Year Ended December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$13,458	$16,800
Stock-based compensation	5,109	3,740
Other	11,512	6,143
Interest	286,542	189,676
Intangibles	11,094	—
Lease liability	20,046	21,095
Accrued expenses	6,955	4,999
	354,716	242,453
Valuation allowance	(269,224)	(172,144)
Total deferred tax assets	85,492	70,309

Deferred tax liabilities:
Goodwill	(55,474)	(54,454)
Intangibles	—	(7,474)
Contract assets	(14,076)	(11,927)
Depreciation and amortization	(3,272)	(7,831)
Leases – ROU asset	(19,230)	(20,791)
Other	(27,964)	(13,186)
Total deferred tax liabilities	(120,016)	(115,663)
Net deferred tax liabilities	$(34,524)	$(45,354)

As of December 31, 2024 and 2023, total deferred tax liabilities of $34,524 and $45,354 respectively were recorded within Other liabilities within the Consolidated Balance Sheets.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

The total amount of tax-deductible Goodwill and other intangibles, recorded as a result of business acquisition transactions, includes the amounts related to the expected payments of contingent consideration and capitalized acquisition costs.

A reconciliation of the differences between the effective tax rate and the federal statutory tax rate is as follows:

	Year Ended December 31,
	2024	2023
Federal statutory tax rate	21.0%	21.0%
State income taxes, net of federal income tax benefits	4.9%	4.6%
Permanent adjustments	(2.7)%	(5.6)%
Valuation allowance	(29.1)%	(9.2)%
Other, net	0.7%	0.2%
Effective Tax Rate	(5.2)%	11.0%

As of December 31, 2024, foreign earnings in all jurisdictions other than Canada are considered indefinitely reinvested offshore. The Company has not provided for state or withholding income taxes on the immaterial undistributed earnings of non-Canadian foreign subsidiaries which are considered permanently invested outside of the U.S. The amount of unrecognized deferred tax on these undistributed earnings was not material as of December 31, 2024. In Canada, the Company has determined that it is no longer permanently reinvested in its Canadian subsidiaries and as such has recorded a deferred tax liability of $1,200 in 2024 as a result of the redetermination.

The Company does not have federal net operating loss carryforwards. The Company has state net operating loss carry forwards of approximately $235,000.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2024	2023
Unrecognized tax benefits balance January 1	$8,752	$—
Gross Increases for tax positions of prior years	713	8,752
Unrecognized tax benefits balance December 31	$9,465	$8,752

Included in the balance of unrecognized tax benefits as of December 31, 2024 and 2023 are $6,600 of tax benefits that, if recognized, would affect the effective tax rate. No unrecognized tax benefits from acquisitions were acquired during 2024. During 2024, the Company did not accrue any additional penalties, however, did accrue interest of $713. As of December 31, 2024, total liabilities for penalties and interest were $1,500 and $1,400, respectively. As of December 31, 2023, the Company recognized a liability for penalties of $1,500 and interest of $600. The penalties of $1,500 and interest of $300 were acquired through acquisitions. The Company accrued interest of $300 during 2023. None of the unrecognized tax benefits are expected to reverse in the next 12 months.

The Company’s 2021, 2022 and 2023 tax years remain subject to examination by tax authorities.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

18. Commitments and Contingencies

Commitments

The Company’s operations are conducted in leased facilities. Refer to Note 11. Leases for additional information on the Company’s related commitments.

Legal Proceedings

The Company is subject to various legal proceedings that arise in the ordinary course of business and would accrue for liabilities associated with these proceedings for which the Company considers it probable that future expenditures will be made and for which such expenditures could be reasonably estimated. The Company does not believe it is a party to any claims, lawsuits or legal proceedings that will have a material adverse effect on its consolidated financial condition and results of operations. Where it is determined, in consultation with internal and external counsel that are handling the Company’s defense in these matters and based upon a combination of litigation and settlement strategies, that a loss is probable and estimable in a given matter, the Company establishes an accrual.

In all pending litigation matters, the Company believes it has accrued adequate reserves. The Company continuously monitors any proceedings as they develop and adjusts its accruals and disclosures as needed.

Regulatory Requirements and Restrictions

Through its subsidiaries, the Company is subject to the laws and regulations of territories in which the Company underwrites insurance business including Bermuda, United States (multiple states), Turks and Caicos, and the Bahamas. Territory regulations cover all aspects of the Company’s business and are generally designed to protect the interests of insurance policyholders, as opposed to the interests of stockholders.

As of December 31, 2024 and 2023, the Company’s total capital requirements for the insurance business were $20,500 and $21,800, respectively.

All dividend payments require prior approval from the relevant regulator.

19. Retirement Plan

The Company maintains a defined contribution retirement plan (the “Plan”) that qualifies under Section 401(k) of the Internal Revenue Code. Corporate matching contributions to the Plan are at the discretion of the Board of Directors. The Company made matching contributions to the Plan of approximately $18,500 and $14,571 for the years ended December 31, 2024 and 2023, respectively, and are included in Commissions, employee compensation, and benefits in the Consolidated Statements of Operations and Comprehensive Loss for the years then ended.

20. Related Party Transactions

As of December 31, 2024 and 2023, Kelso & Company (“Kelso”), through its affiliates, owns 819,808,747 shares of the Company’s common stock.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

In July 2020, the Company entered into a note receivable with an employee for $3,011 for certain indemnity claims related to the acquisition of a company in 2019.

Under a management services agreement with Kelso, the Company pays Kelso a quarterly fee and reimburses out-of-pocket expenses. Total expenses recorded were $2,500, for each of the years ended December 31, 2024 and 2023.

The Company provides insurance brokerage and related services to Kelso and several Kelso portfolio companies. Total revenue recognized for the years ended December 31, 2024 and 2023, were approximately $4,000 and $2,937, respectively.

The Company leases certain properties from related parties who are employees of the Company. Rent expense recorded under these arrangements for the years ended December 31, 2024 and 2023, were approximately $5,239 and $4,238, respectively.

The Company utilizes ResourcePro for various administrative functions. Total expenses recorded for the years ended December 31, 2024 and 2023 were approximately $9,600 and $8,455, respectively.

The Company utilizes WilliamsMarston for finance consulting services. Total expenses recorded for the years ended December 31, 2024 and 2023, were approximately $1,700 and $1,185, respectively.

In September 2022, the Company entered into notes receivable with certain employees for the purpose of purchasing Company shares. Interest is payable and adjusted monthly equal to the Wall Street Journal Prime Rate, minus 1.25%. The interest rate as of December 31, 2024, was 6.25%. Annual principal payments of 20% of the original principal are due commencing September 2025. The outstanding principal is due and payable on the earlier of maturity date, 30 days after termination of employment or other separation from the Company, or an event of default. The notes mature in September 2029. The outstanding principal balance was approximately $1,800 and $1,875 as of December 31, 2024 and 2023, respectively.

21. Subsequent Events

The Company has performed an evaluation of subsequent events through July 28, 2025, which is the date the consolidated financial statements were available to be issued.

On January 2, 2025, the Company borrowed $90,500 from the 2024 Delayed Draw with $10,680 in connection with the asset acquisition of GMC Advisors and $9,490 in connection to the asset acquisition of Schroeder Insurance. The Company used the remaining $70,330 to fund certain deferred purchase obligations.

On January 8, 2025, the Company borrowed $13,500 in connection with the asset acquisition of Cantor Insurance Group.

On January 21, 2025, the Company borrowed $36,000 from the 2024 Delayed Draw in order to fund certain deferred purchase obligations.

RSC Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share and Share Values)

On March 14, 2025, the Company borrowed $50,000 from the 2024 Delayed Draw in order to fund certain deferred purchase obligations.

On March 28, 2025, the Company borrowed $25,000 from the 2024 Delayed Draw in order to fund certain deferred purchase obligations.

On May 16, 2025, the Company borrowed $26,000 from the 2024 Delayed Draw in order to fund certain deferred purchase obligations.

On June 10, 2025, the Company entered into a definitive agreement to sell its business to Brown & Brown, Inc. (the “Buyer”). The aggregate purchase price is $9,825,000, subject to customary adjustments for cash, indebtedness, working capital, and transaction expenses. The transaction is expected to close in the third quarter of 2025, subject to customary closing conditions and regulatory approval.

On June 24, 2025, the Company granted 24,185,185 in Restricted Stock Units that vest upon a change in control.

On June 30, 2025, the Company borrowed $53,250 from the 2024 Delayed Draw with $9,250 used in connection with the asset acquisition of Zia Insurance Agency, Inc., Tyra Enterprises, Inc. and Capital Insurance Services, LLC. The Company used the remaining $44,000 to fund certain deferred purchase obligations.